UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 28, 2003

Rudolph Technologies Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, Flanders, NJ 07836
(Address of principal executive offices)

Registrant's telephone number, including area code: (973) 691-1300

Item 7. Financial Statements and Exhibits.

            (c)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued April 28, 2003

Item 9. Regulation FD Disclosure (Item 12, Disclosure of Results of Operations and Financial Condition).

         The following information is furnished pursuant to Item 12, “Disclosure of Results of Operations and Financial Condition” and is included under this Item 9 in accordance with SEC Release No. 33-8216.

          On April 28, 2003, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three months ended March 31, 2003. The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued April 28, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: April 28, 2003	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH'S FIRST QUARTER REVENUE IN-LINE WITH PREVIOUS
GUIDANCE; MAINTAINS PROFITABILITY WITH BETTER-THAN-
EXPECTED EPS

Flanders, NJ, April 28, 2003 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurement and macro defect inspection during Integrated Circuit (IC) manufacturing, today announced financial results for the first quarter ended March 31, 2003.

Highlights for the first quarter include:

  Revenue of $14.5 million, increases 20% year-over-year
  Maintains Profitability with EPS of $0.01
  Continued strong balance sheet supported by $70.6 million in cash and investments

 Discussing the first quarter results, Paul F. McLaughlin, Chairman and CEO commented:

"Despite the challenges in the semiconductor market, we continue to execute on our strategy of investing in R&D and developing leading-edge tools that meet our customers' needs, all while strengthening our infrastructure.  Our focus on and investment in these core initiatives should position Rudolph to benefit from improved order flow when the next cycle begins.   Furthermore, with last year's acquisition of our Yield Metrology Group (formerly ISOA) and the launch of our Integrated Metrology Group, we estimate that the total available market for Rudolph at the next industry peak will be at least 2 times larger than that available to us at the 2000 peak.  We believe we have put the right building blocks in place through our expanded portfolio of products."

The Company's first quarter revenue totaled $14.5 million, consistent with previous guidance and down 15% as compared to $17.1 million in the fourth quarter of 2002.  On a year-over-year basis, the first quarter represented a 20% increase compared to $12.0 million for the first quarter of 2002.  Revenues from the Yield Metrology Group accounted for approximately 14% of this increase.   During the first quarter, international sales represented approximately 64% of revenue while domestic sales accounted for 36%.  Approximately 82% of the Company's first quarter tool revenue was from 300 millimeter tools.

Despite the difficult market environment, the Company maintained profitability for the first quarter and continued its record of profitability.  Net income was slightly better-than-expected and totaled $175,000, or $0.01 per diluted share compared to net income of $556,000, or $0.03 per diluted share for the 2002 fourth quarter.  The Company reported net income of $447,000 or $0.03 per diluted share for the 2002 first quarter.

First quarter gross margin was 42%, up from 41% in the 2002 fourth quarter.  This is slightly lower compared to a gross margin of 43% in the 2002 first quarter.  The sequential increase in gross margin is due in part to an increase in licensing revenues from the Yield Metrology Group related to certain inspection technology.  For the first quarter, average product selling prices were approximately $875 thousand and product margins remain strong.

Research & development (R&D) expenses for the first quarter totaled $3.4 million, compared to $3.9 million in the fourth quarter of 2002, and $2.4 million in the year ago period.  As a percentage of revenue, R&D was 24%, compared to 23% last quarter, and 20% in the same quarter last year.  The Company's year over year increased R&D primarily reflects the engineering team acquired from the Yield Metrology Group and the formation of the Company's Integrated Metrology Group in the second quarter of 2002.  The sequential decrease in R&D is primarily due to the completion of certain projects in the fourth quarter and timing of research related expenditures.

Selling, general & administrative (S,G&A) expenses for the first quarter totaled $2.9 million, compared to $3.0 million in the fourth quarter of 2002, and $2.4 million in the prior year period.  As a percentage of revenue, S,G&A was 20% in the 2003 first quarter and comparable prior year period.   The administrative costs associated with YMG were the primary cause of the year over year increase in absolute dollars.

During the first quarter, the Company announced a workforce reduction due to the continued weakness in the semiconductor industry.  The cost savings realized in the first quarter were offset by severance and other cost associated with the reduction.

Balance Sheet Strength

The Company's cash position remains strong, with cash and short-term investments totaling $70.6 million at March 31, 2003.  Working capital changed slightly from December 31, 2002 increasing to $106.2 million.

Outlook

Visibility remains very limited due to both macro and micro economic factors.  With the continued softness in end-user demand, Rudolph's customers have reduced their spending and are currently realigning their tool-set needs.  As a result, the Company is currently anticipating revenue for the second quarter ending June 30, 2003 to be sequentially flat to down 10% compared to that of the 2003 first quarter revenue of $14.5 million.  The Company is anticipating diluted earnings per share to be break-even to $0.02 as previously announced cost reductions lower the break-even level.

Conference call

Rudolph Technologies will be hosting a conference call today at 4:45PM EDT.  A live webcast will also be available to investors on the Company's web site at www.rudolphtech.com.  To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology systems used by semiconductor device manufacturers.  The Company provides a full-fab solution through its families of proprietary systems for metrology applications used throughout the device manufacturing process.  Rudolph's product development has successfully anticipated and addressed many emerging trends that are driving the semiconductor industry's growth.  The Company's success in creating complementary metrology applications through aggressive research and development is key to Rudolph's strategy for continued technological and market leadership.

This press release contains forward-looking statements, including, but not limited to, statements related to our expectations regarding our revenue and earnings expectations for the second quarter of 2003. Actual results may differ materially from those projected due to a number of risks, including the impact of the slowdown in the overall economy and the uncertainty of the current global political environment and the potential for terrorist attacks, changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments and the timing of revenue recognition of shipments, potential difficulties we could experience in completing the integration of ISOA, new product offerings from our competitors, changes in or an inability to execute Rudolph Technologies' business strategy, unanticipated manufacturing or supply problems, and changes in tax rules. Rudolph Technologies cannot guarantee future results, levels of activity, performance or achievements. The matters discussed in this press release also involve risks and uncertainties summarized under the heading "Risk Factors" in Rudolph Technologies' Form 10-K filed for the year ended December 31, 2002. These factors are updated from time to time through the filing of reports and registration statements with the Securities and Exchange Commission. Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

(tables to follow)

RUDOLPH TECHNOLOGIES CONDENSED CONSOLIDATED BALANCE SHEETS ($000)

	March 31,	December 31,
	2003 (Unaudited)	2002
ASSETS
Current assets
Cash	$ 39,371	$ 42,047
Short-term investments	31,267	31,223
Accounts receivable, net	18,127	16,142
Inventories	30,303	30,488
Prepaid and other assets	3,339	4,033
Total current assets	122,407	123,933
Net property, plant and equipment	7,270	7,454
Intangibles	24,246	24,465
Deffered taxes	5,299	5,299
Other assets	710	812
Total assets	$ 159,932	$ 161,963

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 4,806	$ 6,502
Other current liabilities	11,369	11,380
Total current liabilities	16,175	17,882
Stockholders' equity	143,757	144,081
Total liabilities & stockholders' equity	$ 159,932	$ 161,963

(table to follow)

RUDOLPH TECHNOLOGIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) ($000)

	Three Months Ended
	March 31,	March 31,
	2003	2002

Revenues	$ 14,505	$ 12,038
Cost of revenues	8,389	6,875
Gross profit	6,116	5,163
Operating expenses:
Research & development	3,438	2,422
Selling, general & administrative	2,873	2,409
Amortization	219	64
Operating income/(loss)	(414)	268
Interest income and other, net	642	426
Provision for income taxes	53	247
Net income	$ 175	$ 447

Net income per share:

Basic	$ 0.01	$ 0.03
Diluted	$ 0.01	$ 0.03

Weighted average shares outstanding:

Basic	16,331,068	16,145,675
Diluted	16,546,599	16,845,390

###